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Onstream Media Corporation Announces Certain Third Quarter Fiscal 2013 Financial Results

- Company Reports Higher Audio and Web Conferencing Revenues –

- Conference Call for Investment Community rescheduled to

Tuesday, August 20, 2013 at 4:30pm ET -

POMPANO BEACH, FL, August 15, 2013 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology, announced today certain financial results for the third quarter ended June 30, 2013.

Highlights

  Revenues for the third quarter of fiscal 2013 were approximately $4.5 million as compared to approximately $4.8 million for the comparable quarter of fiscal 2012. This decrease was the result of an unexpected reduction in webcasting revenues from both government and commercial clients as well as the loss of a single customer that we were providing streaming services to at very little margin.

  Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2013, an increase of approximately $247,000 (9.3%) from the corresponding period of the prior fiscal year. This increase was the result of revenues from the operations of Intella2, a San Diego-based communications company, which Onstream acquired on November 30, 2012.

  Consolidated gross margin percentage was 72.1% for the three months ended June 30, 2013, versus 66.6% for the corresponding period of the prior fiscal year. This improvement was due to reductions in Infinite cost of sales and the impact of the acquired Intella2 operations, as well as the discontinuance of a single low margin Digital Media Services Platform (“DMSP”) and hosting customer as noted above.

  Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended June 30, 2013 was approximately $110,000, compared to cash provided by operating activities (before changes in current assets and liabilities other than cash) of approximately $372,000 for the three months ended June 30, 2012. Although this represents a decrease as compared to the prior year, it represents an approximately $325,000 increase from cash used in operating activities (before changes in current assets and liabilities other than cash) of approximately $215,000 for the second quarter of fiscal 2013.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “Although we did experience an overall revenue decline in the third quarter, as compared to the same quarter of the prior fiscal year, this was the result of an unexpected reduction in webcasting revenues and the loss of a single DMSP and hosting customer whose revenues were resulting in very little margin. In fact, our consolidated gross margin for the quarter was greater than the consolidated gross margin for the same quarter of the previous year.”

Mr. Selman continued, “We continue to believe that our webcasting division revenues will be favorably impacted during the remainder of fiscal 2013 and into fiscal 2014 as a result of a comprehensive update to our webcasting platform (V4), which we launched in January 2013. We also expect to eventually see increased webcasting sales as a result of additional sales personnel, increased sales efforts by our resellers as a result of the new platform and our new Virtual Conference Center which is a multiple event conference solution with integrated webcasting that is a subset of the MarketPlace365 service.”

Mr. Selman concluded, “Looking towards the remainder of the fiscal year and into the beginning of fiscal 2014 we believe we are on track to show improvement in our revenues, EBITDA and our cash flow. Based on our preliminary look at July 2013 revenues we believe that our fourth quarter revenues are on a pace thus far to hopefully match revenues for the immediately preceding third quarter, which would represent an improvement over the traditional seasonal revenue decline from the third to the fourth quarter seen in prior years. We are optimistic about continued growth through the remainder of the quarter and into fiscal 2014 based on our current pipeline of prospective deals.”

Financial Discussion

Consolidated operating revenue was approximately $4.5 million for the three months ended June 30, 2013, a decrease of approximately $337,000 (7.0%) from the corresponding period of prior fiscal year, due to decreased revenues of the Digital Media Services Group. However, Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended June 30, 2013, which was an increase of approximately $247,000 (9.3%) from the corresponding period of the prior fiscal year. This increase was a result of the Intella2 operations which we acquired on November 30, 2012, which had revenues of approximately $306,000, including free conferencing business revenues of approximately $61,000.

Digital Media Services Group revenues were approximately $1.6 million for the three months ended June 30, 2013, a decrease of approximately $584,000 (27.2%) from the corresponding period of the prior fiscal year, primarily due to a decrease in in webcasting revenues as well as DMSP and hosting division revenues.

Revenues of the webcasting division decreased by approximately $332,000 (20.8%) for the three months ended June 30, 2013 as compared to the corresponding period of the prior fiscal year. The approximately 1,300 webcasts we produced during the three months ended June 30, 2013 was approximately 100 less than the number of webcasts we produced during the corresponding period of the prior fiscal year. In addition, the webcasts for the three months ended June 30, 2013 had a higher proportion of lower priced audio-only events, versus higher priced video events.

DMSP and hosting division revenues decreased by approximately $276,000 (53.3%) for the three months ended June 30, 2013 as compared to the corresponding period of the prior fiscal year. This decrease was primarily the result of the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

Consolidated gross margin was approximately $3.2 million for the three months ended June 30, 2013, an increase of approximately $18,000 (0.6%) from the corresponding period of the prior fiscal year. Our consolidated gross margin percentage was 72.1% for the three months ended June 30, 2013, versus 66.6% for the corresponding period of the prior fiscal year. This was due to reductions in Infinite and webcasting cost of sales as well as the discontinuance of a single low margin DMSP and hosting customer, as discussed above. During the third quarter of fiscal 2012, we renegotiated a supplier contract which reduced our Infinite division cost of sales by approximately $36,000 for the three months ended June 30, 2013. During the third quarter of fiscal 2013, we renegotiated a supplier contract representing approximately $132,000 in annualized savings, which we expect will reduce our cost of sales by approximately $122,000 for the final quarter of fiscal 2013 and the first three quarters of fiscal 2014, as compared to the corresponding periods of fiscal 2012 and 2013. During fiscal 2013, we renegotiated various supplier contracts representing approximately $203,000 in annualized savings, which we expect will cumulatively reduce our cost of sales and other general and administrative expenses by approximately $193,000 for the final quarter of fiscal 2013 and the first three quarters of fiscal 2014, as compared to the corresponding periods of fiscal 2012 and 2013.

Consolidated operating expenses were approximately $3.4 million for the three months ended June 30, 2013, an increase of approximately $90,000 (2.7%) from the corresponding period of the prior fiscal year. The increase was primarily due to an approximately $251,000, or 13.8%, increase in compensation (excluding equity), partially offset by an approximately $161,000, or 38.2%, decrease in professional fee expense, both as compared to the corresponding period of the prior fiscal year.

Cash provided by operating activities (before changes in current assets and liabilities other than cash) for the three months ended June 30, 2013 was approximately $110,000, compared to cash provided by operating activities (before changes in current assets and liabilities other than cash) of approximately $372,000 for the three months ended June 30, 2012. Cash provided in the current quarter for operating activities, as compared to the corresponding previous year quarter, was adversely affected by an increase in interest expense arising from the debt financing used to acquire Intella2 and for general working capital. Although the current quarter number represents a decrease as compared to the prior year, it represents an approximately $325,000 increase from cash used in operating activities (before changes in current assets and liabilities other than cash) of approximately $215,000 for the second quarter of fiscal 2013.

10-Q Filing

Although most of the financial information normally included in our quarterly financial results press releases is included in this press release, we anticipate releasing complete financial results for the third quarter of fiscal year 2013, the nine and three month periods ended June 30, 2013, and filing our Form 10-Q with the Securities and Exchange Commission, no later than Friday, August 16, 2013. This filing had been previously scheduled for August 14, 2013 and the short delay is solely so that we might complete certain analyses in connection with determining the proper accounting for the addendum to the Sigma Note, which addendum was discussed in our Form 8-K filed with the SEC on June 20, 2013. These analyses are being done solely to determine whether extinguishment accounting is required in connection with such addendum and in the event such accounting is required, any expense recognized in connection with that determination would be a non-cash, non-operating expense that would not affect any of the amounts disclosed in this press release.

Teleconference

Onstream’s leadership team will conduct a conference call at 4:30 p.m. ET on Tuesday, August 20, 2013, to discuss these financial results. This call had been previously scheduled for today, Thursday, August 15. During this August 20 teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream and Mr. Robert Tomlinson, the Company's Chief Financial Officer, will also update the outlook for the remainder of fiscal 2013 and the beginning of fiscal 2014. The discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.webcaster4.com/Webcast/Page/1/1912 or by calling 1-888-645-4404 or 1-862-255-5395 (toll). It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.webcaster4.com/Webcast/Page/1/1912.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of corporate audio and web communications, including webcasting, webinar, conferencing and virtual event technology. Onstream Media’s innovative webcasting platform has recently been ranked #1 by TopTenREVIEWS. The company's video streaming, hosting and publishing platform  - Streaming Publisher, provides customers with cost effective tools for encoding, managing, indexing, and publishing content to the Internet or virtually any mobile device. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include Dell, GE Capital, Georgetown University, IRS, KPMG, National Press Club, Nuclear Regulatory Commission, PR Newswire and Shareholder.com (NASDAQ). Onstream Media's strategic relationships include Akamai, BT Conferencing, Telefónica and Trade Show News Network. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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